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                              Investor Contact:   Steve Zenker
                                                  (239) 498-8066
                                                  stevezenker@wcicommunities.com

                              Media Contact:      Ken Plonski
                                                  (239) 498-8691
                                                  kenplonski@wcicommunities.com

FOR IMMEDIATE RELEASE
WCI REPORTS RECORD BACKLOG AND THIRD QUARTER ORDERS

Bonita Springs, FL (Oct. 15, 2003) - WCI Communities, Inc. (NYSE:WCI), a leading builder of highly-amenitized lifestyle communities, announced today that its third quarter backlog stood at a record $989.8 million, fueled by an 11.2% increase in orders, to $304.9 million from $274.1 million recorded in the third quarter of 2002. A 28.5% increase in the average unit sales price, to $626,000 from $487,000 in the year-earlier period, drove growth in backlog and was caused by a change in the sales mix of both traditional and tower homes.

Unit orders for the quarter totaled 487 units, a decline of 13.5% from the 563 obtained in the year earlier period. The decline in unit sales primarily was the result of fewer towers being converted to contract in the third quarter of 2003 than during the same period last year.

For the nine months ended September 30, 2003, unit orders reached $990 million, a 25.1% increase over the $791 million recorded in the same period a year ago and surpassing the sales figure for the entire year 2002.

                                                          NINE MONTHS ENDED
                                 THREE MONTHS ENDED
                                 9/30/03    9/30/02       9/30/03    9/30/02
                                 -------    -------       -------    -------
TRADITIONAL HOMEBUILDING:
Net new contracts                369        363           1,188      1,379
New contract value (000)         $175,222   $117,783      $530,767   $446,314
Average price (000)              $475       $324          $447       $324

TOWER HOMEBUILDING:
Net new contracts                118        200           331        360
New contract value (000)         $129,696   $156,326      $459,398   $345,500
Average price (000)              $1,099     $782          $1,388     $960

COMBINED HOMEBUILDING:
Net new contracts                487        563           1,519      1,739
New contract value (000)         $304,918   $274,109      $990,165   $791,814
Average price (000)              $626       $487          $652       $455



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                                  BACKLOG DATA

                             9/30/03                   9/30/02
                             -------                   -------
                             UNITS     DOLLARS (000)   UNITS      DOLLARS (000)
                             -----     -------------   -----      -------------
                             1,101     $534,077        1,167      $452,456
TRADITIONAL HOMEBUILDING
Tower Homebuilding                     $455,772                   $459,649
Combined Homebuilding                  $989,849                   $912,105

ABOUT WCI
---------

Based in Bonita Springs, Florida, WCI has been creating amenity-rich, leisure-oriented master-planned communities for more than 50 years. WCI's award-winning communities offer primary, retirement, and second-home buyers traditional and tower home choices with prices from the mid-$100,000s to more than $10 million and currently feature more than 549 holes of golf and 1,000 boat slips as well as country club, tennis and recreational facilities. The company also derives income from its 28-office Prudential Florida WCI Realty division, its mortgage and title businesses, and its amenities division, which operates many of the clubhouses, golf courses, restaurants, and marinas within its 30 communities. The company currently owns and controls developable land of approximately 14,000 acres.

Certain information included herein and in other company reports, Security and Exchange Commission filings, statements and presentations is forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements about the company's anticipated operating results, financial resources, ability to acquire land, ability to sell homes and properties, ability to deliver homes from backlog, ability to secure materials and subcontractors. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other company reports, filings, statements and presentations. These risks and uncertainties include WCI's ability to compete in the Florida real estate market; the availability and cost of land in desirable areas in Florida and elsewhere and the ability to expand successfully into those areas; WCI's ability to obtain necessary permits and approvals for the development of its lands; WCI's ability to raise debt and equity capital and grow its operations on a profitable basis; WCI's ability to pay principal and interest on its current and future debts; WCI's ability to sustain or increase historical revenues and profit margins; material increases in labor and material costs; increases in interest rates; the level of consumer confidence; adverse legislation or regulations; unanticipated litigation or legal proceedings; natural disasters; and the continuation and improvement of general economic conditions and business trends. If one or more of the assumptions underlying our forward-looking statements proves incorrect, then the company's actual results, performance or achievements could differ materially from those expressed in, or implied by the forward-looking statements contained in this report. Therefore, we caution you not to place undue reliance on our forward-looking statements. This statement is provided as permitted by the Private Securities Litigation Reform Act of 1995.

                                      ###

      FOR MORE INFORMATION ABOUT WCI AND ITS RESIDENTIAL COMMUNITIES VISIT
                             WWW.WCICOMMUNITIES.COM


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